CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 2, 2021, relating to the financial statements of The Alkaline Water Company Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Alkaline Water Company Inc.'s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of The Alkaline Water Company, Inc. for the year ended March 31, 2021, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Prager Metis CPAs LLC

Basking Ridge, NJ

September 17, 2021